Exhibit 4.1

EXECUTION VERSION

FIFTH SUPPLEMENTAL INDENTURE (this “FIFTH SUPPLEMENTAL INDENTURE”) dated as of March 30, 2020 between WEYERHAEUSER COMPANY, a Washington corporation (the “ISSUER”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank and Chemical Bank), as trustee (the “TRUSTEE”).

WHEREAS the Issuer has executed and delivered to the Trustee an Indenture dated as of April 1, 1986 (the “ORIGINAL INDENTURE”), as amended and supplemented by the First Supplemental Indenture dated as of February 15, 1991 (the “FIRST SUPPLEMENTAL INDENTURE”), the Second Supplemental Indenture dated as of February 1, 1993 (the “SECOND SUPPLEMENTAL INDENTURE”), the Third Supplemental Indenture dated as of October 22, 2001 (the “THIRD SUPPLEMENTAL INDENTURE”) and the Fourth Supplemental Indenture dated as of March 12, 2002 (the “FOURTH SUPPLEMENTAL INDENTURE”; the Original Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, is hereinafter called the “Prior Indenture” and the Prior Indenture, as amended and supplemented by this Fifth Supplemental Indenture, is hereinafter called, the “INDENTURE”), providing for the issuance and sale by the Issuer from time to time of its debt securities (the “SECURITIES”);

WHEREAS, Section 8.1 of the Prior Indenture provides that the Issuer may enter into a supplemental indenture without the consent of any Holder of the Securities to, among other things, make provisions as the Board of Directors may deem necessary or desirable, provided that no such action shall adversely affect the interests of the Holders of the Securities or Coupons. The Issuer has determined that this Fifth Supplemental Indenture complies with said Section 8.1 and does not require the consent of any Holders of Securities, and has furnished the Trustee with an Opinion of Counsel and an Officers’ Certificate complying with the requirements of Section 8.4 of the Prior Indenture.

WHEREAS the Board of Directors deems it desirable in and by this Fifth Supplemental Indenture to supplement and amend the Prior Indenture by amending and restating Section 3.6 (Limitation on Liens) of the Prior Indenture with respect to all Securities issued on or after the date hereof (the “DESIGNATED SECURITIES”); and

WHEREAS the Issuer has requested that the Trustee execute and deliver this Fifth Supplemental Indenture and has certified that all requirements necessary to make this Fifth Supplemental Indenture a valid instrument in accordance with its terms have been satisfied, and that the execution and delivery of this Fifth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, the Issuer covenants and agrees with the Trustee for the equal and proportionate benefit of all Holders of the Designated Securities:

SECTION 1.    Definitions.

(a)    Terms used herein and not defined herein have the meanings ascribed to such terms in the Prior Indenture.

(b)    Section 1.1 of the Prior Indenture is hereby supplemented, solely insofar as it relates to the Designated Securities, to add the following definitions, all in the appropriate alphabetical sequence:

“CONSOLIDATED TOTAL ASSETS” means, as of any date, the consolidated total assets of the Issuer that would be reported as “total assets” on a consolidated balance sheet of the Issuer prepared as of such date in accordance with generally accepted accounting principles in the United States.

SECTION 2.    Limitation on Liens. Section 3.6 of the Prior Indenture is hereby amended, solely insofar as relates to the Designated Securities, by replacing it in its entirety with the following:

“Section 3.6. Limitation on Liens. The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a Board Resolution, Officers’ Certificate or indenture supplemental hereto provided pursuant to Section 2.3.

(a) The Issuer will not itself, and will not permit any Subsidiary to, issue, assume, or guarantee any indebtedness for money borrowed (hereinafter in this Section 3.6 referred to as “debt”), if such debt is secured by mortgage, pledge, security interest or other lien or encumbrance (any mortgage, pledge, security interest or other lien or encumbrance being hereinafter in this Section 3.6 referred to as a “Mortgage” or “Mortgages”) upon or with respect to any timber or timberlands of the Issuer or such Subsidiary located in the States of Washington, Oregon, California, Arkansas or Oklahoma or any principal manufacturing plant of the Issuer or such Subsidiary located anywhere in the United States of America, now owned or hereafter acquired, without in any such case effectively providing, concurrently with the issuance, assumption or guarantee of any such debt, that the Securities (together with, if the Issuer shall so determine, any other indebtedness of or guaranteed by the Issuer or such Subsidiary ranking equally with the Securities and then existing or thereafter created) shall be secured equally and ratably with (or prior to) such debt; provided, however, that the foregoing restrictions shall not be applicable to

(i) Mortgages upon or with respect to any property of a Subsidiary securing debt of such Subsidiary to the Issuer or another Subsidiary;

(ii) Mortgages upon or with respect to any property acquired, constructed or improved by the Issuer or any Subsidiary after the date of this Indenture which are created, incurred or assumed contemporaneously with, or within ninety days after, such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or Mortgages upon or with respect to any property existing at the time of acquisition thereof; provided, however, that in the case of any such construction or improvement the Mortgage shall not apply to any property theretofore owned by the Issuer or any Subsidiary other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located; and

(iii) any extension, renewal or replacement of any Mortgage referred to in clause (ii) above; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or part of the same property which secured the mortgage so extended, renewed or replaced.

(b) Notwithstanding the provisions of subsection (a) of this Section 3.6, the Issuer or any Subsidiary may issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such debt of the Issuer and its Subsidiaries and the Attributable Debt in respect of Sale and Lease-Back Transactions (as defined in Section 3.7) existing at such time (other than Sale and Lease-Back Transactions permitted because the Issuer would be entitled to incur debt secured by a mortgage on the property to be leased without equally and ratably securing the Securities pursuant to subsection (a) of this Section 3.6 and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (b) of Section 3.7), does not at the time exceed five percent of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter or fiscal year of the Issuer with respect to which financial statements are available. The term “Attributable Debt” as used in this paragraph shall mean, as of any particular time, the present value discounted at the Composite Rate, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

(c) For the purposes of this Section 3.6,

(1) the term “principal manufacturing plant” shall not include any manufacturing plant which in the opinion of the Board of Directors is not a principal manufacturing plant of the Issuer and its Subsidiaries; and

(2) the following types of transactions shall not be deemed to create debt secured by a Mortgage:

(a) the sale, Mortgage or other transfer of timber in connection with an arrangement under which the Issuer or a Subsidiary is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined; and

(b) the Mortgage of any property of the Issuer or any Subsidiary in favor of the United States, or any State, or any department, agency or instrumentality or either, to secure partial, progress, advance or other payments to the Issuer or any Subsidiary pursuant to the provisions of any contract or statute.

SECTION 3.    Governing Law; Fifth Supplemental Indenture. This Fifth Supplemental Indenture shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York. The terms and conditions of this Fifth Supplemental Indenture shall be, and be deemed to be, part of the terms and conditions of the Indenture for any and all purposes. Other than as amended and supplemented by this Fifth Supplemental Indenture, the Indenture is in all respects ratified and confirmed.

SECTION 4.    Acceptance by Trustee. The Trustee hereby accepts this Fifth Supplemental Indenture and agrees to perform the same upon the terms and conditions set forth in the Indenture.

SECTION 5.    Counterparts. This Fifth Supplemental Indenture may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

SECTION 6.    Headings. The headings of this Fifth Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 7.    Trustee Not Responsible for Recitals. The recitals herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture.

SECTION 8.    Separability. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, but this Fifth Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

WEYERHAEUSER COMPANY

By:	/s/ Russell Hagen
Name:	Russell Hagen
Title:	Senior Vice President and Chief Financial Officer

Attest:

By:	/s/ Jose Quintana
Name:	Jose Quintana
Title:	Senior Legal Counsel and Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
Name:	Valere Boyd
Title:	Vice President

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